AVIS BUDGET GROUP ANNOUNCES AMENDMENT AND EXTENSION
OF ITS SENIOR CREDIT AGREEMENT

PARSIPPANY, N.J., February 14, 2018 — Avis Budget Group, Inc. (NASDAQ: CAR) announced today that it has extended the term of its $1.8 billion senior revolving credit facility for an additional two years to 2023. Also, the Company extended the maturity of its $1.1 billion term loan for an additional three years to 2025, with no change in interest rate charged. The financial covenant contained in its overall senior credit agreement was changed to a first lien leverage ratio not to exceed 2.5 times of Consolidated EBITDA, as defined in the credit agreement.

“This extension and amendment of our credit agreement is part of our continued corporate strategy to seek opportunities in the market to improve our liquidity profile,” said Martyn Smith, Avis Budget Group Interim Chief Financial Officer. “Looking ahead, the Company now has no corporate debt maturities until 2022 and the majority of this debt is fixed at very attractive interest rates.”

About Avis Budget Group
Avis Budget Group, Inc. is a leading global provider of vehicle rental and other mobility solutions, both through its Avis and Budget brands, which have more than 11,000 rental locations in approximately 180 countries around the world, and through its Zipcar brand, which is the world’s leading car sharing network with more than one million members. Avis Budget Group operates most of its car rental offices in North America, Europe and Australasia directly, and operates primarily through licensees in other parts of the world. Avis Budget Group has approximately 30,000 employees and is headquartered in Parsippany, N.J.

Forward-Looking Statements
This press release contains certain forward-looking statements that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2016 and in other filings and furnishings made by the Company with the Securities and Exchange Commission from time to time. Except to the extent required by applicable federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Contacts
Media Contact: Alice Pereira (973) 496-3916 PR@avisbudget.com	Investor Contact: Neal Goldner (973) 496-5086 IR@avisbudget.com
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